Exhibit 99.1

The New York Times Company Reports 2013 First-Quarter Results

NEW YORK--(BUSINESS WIRE)--April 25, 2013--The New York Times Company (NYSE: NYT) announced today first-quarter 2013 diluted earnings per share from continuing operations of $.02 compared with $.06 in the same period of 2012. Excluding severance and the 2012 special items discussed below, diluted earnings per share from continuing operations were $.04 in the first quarter of 2013 compared with $.05 in the first quarter of 2012.

The Company had operating profit of $22.9 million in the first quarter of 2013 compared with $12.6 million in the same period of 2012. Excluding depreciation, amortization and severance, operating profit rose 3.4 percent to $49.6 million from $48.0 million in the first quarter of 2012.

“Our first-quarter results reflect our continued strides in reshaping The New York Times Company,” said Mark Thompson, president and chief executive officer. “The increase in operating profit, excluding depreciation, amortization and severance, was driven by solid growth in circulation revenues coupled with tightly managed costs, which were lower despite ongoing investment in our high-quality journalism and digital operations.

“Circulation revenues rose nearly 7 percent, led by continued strength in our digital subscription initiatives. Paid digital subscriptions across the Company totaled approximately 708,000 at quarter end, an increase of more than 45 percent year-over-year from the end of the first quarter of 2012. At the same time, the difficult advertising environment has continued, though there are currently some signs of improvement in the second quarter.

“During the first quarter, we took a number of decisive steps to reposition the Company for the evolving media landscape. We announced that we were marketing for sale the New England Media Group and that later this year we will rebrand the International Herald Tribune as the International New York Times. We will be rolling out other strategic initiatives designed to further leverage The Times brand and newsroom to create new products and services for a wider range of customers domestically and around the globe.”

Comparisons

Unless otherwise noted, all comparisons are for the first quarter of 2013 to the first quarter of 2012. The results of the Regional Media Group, which was sold in the first quarter of 2012, and the results of the About Group, which was sold in the fourth quarter of 2012, are reported within discontinued operations in 2012.

This release includes other non-GAAP financial measures, a discussion of management’s reasons for the presentation of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures.

There were no special items in the first quarter of 2013.

The first-quarter 2012 results included the following special items:

  A $17.8 million ($10.4 million after tax or $.07 per share) gain on the sale of 100 of the Company’s units in Fenway Sports Group.
  A $6.7 million ($3.7 million after tax or $.02 per share) charge for accelerated depreciation expense for certain assets at the Worcester Telegram & Gazette’s (T&G) facility in Millbury, Mass., associated with the consolidation of most of T&G’s printing into The Boston Globe’s facility in Boston in the second quarter of 2012.
  A $4.9 million ($2.9 million after tax or $.02 per share) non-cash charge for a write-down of certain investments.

In addition to these special items, the Company had severance costs of $5.0 million ($2.9 million after tax or $.02 per share) and $5.3 million ($3.1 million after tax or $.02 per share) in the first quarters of 2013 and 2012, respectively.

First-Quarter Results from Continuing Operations

Revenues

Total revenues decreased 2.0 percent to $465.9 million from $475.4 million. Circulation revenues increased 6.5 percent, while advertising and other revenues decreased 11.2 percent and 0.7 percent, respectively.

Circulation revenues rose as digital subscription initiatives and the increase in print circulation prices at The New York Times in the first quarter of 2013 offset a decline in print copies sold. Paid subscribers to The Times and the International Herald Tribune digital subscription packages, e-readers and replica editions totaled about 676,000 as of the end of the first quarter of 2013, an increase of more than 45 percent year-over-year from the end of the first quarter of 2012. Paid digital subscribers to BostonGlobe.com and The Boston Globe’s e-readers and replica editions totaled about 32,000 as of the end of the first quarter of 2013, an increase of more than 50 percent year-over-year from the end of the first quarter of 2012.

Print and digital advertising revenues decreased 13.3 percent and 4.0 percent, respectively, largely due to ongoing secular trends and an increasingly complex and fragmented digital advertising marketplace. In the first quarter of 2013, digital advertising revenues were $46.5 million compared with $48.5 million in the 2012 first quarter. Digital advertising revenues as a percentage of total Company advertising revenues were 24.3 percent in the first quarter of 2013 compared with 22.5 percent in the first quarter of 2012.

Operating Costs

Operating costs decreased 4.3 percent to $443.1 million from $462.8 million. Excluding depreciation, amortization and severance, operating costs decreased 2.6 percent to $416.3 million from $427.4 million mainly due to lower compensation costs, raw materials expense and outside printing costs.

Other Data

Joint Ventures

Loss from joint ventures was $2.9 million compared with $29,000 largely because of lower results for the paper mills in which the Company has an investment.

Interest Expense, net

Interest expense, net decreased to $14.1 million from $15.5 million mainly due to the Company’s payment at maturity on September 26, 2012 of all $75 million aggregate principal amount of the Company’s 4.610 percent senior notes.

Income Taxes

The Company had income tax expense of $3.0 million (effective tax rate of 50.7 percent) in the first quarter of 2013.

The Company had income tax expense of $1.4 million (effective tax rate of 13.9 percent) in the first quarter of 2012 impacted by an adjustment to reduce the Company’s reserve for uncertain tax positions.

Liquidity

As of March 31, 2013, the Company had cash and marketable securities of approximately $866 million (excluding restricted cash of approximately $22 million that is subject to certain collateral requirements). Total debt and capital lease obligations were approximately $698 million.

The Company’s cash and marketable securities decreased in the first quarter of 2013 from the end of 2012, due in part to the Company’s contributions of approximately $61 million to certain qualified pension plans, the majority of which was discretionary. In 2013, the Company expects contributions to its qualified pension plans to be approximately $75 million inclusive of the first-quarter contributions.

Capital Expenditures

Capital expenditures totaled approximately $4 million in the first quarter of 2013.

Outlook

Total circulation revenues are projected to increase in the mid-single digits in the second quarter of 2013 compared with the same period in 2012.

Total advertising revenue trends in the second quarter of 2013 are expected to be somewhat better than the level experienced in the first quarter of 2013.

Total operating costs are expected to decrease in the low-single digits in the second quarter.

In addition, the Company expects the following on a pre-tax basis in 2013:

  Results from joint ventures: loss of $1 to $5 million,
  Depreciation and amortization: $90 to $95 million,
  Interest expense, net: $55 to $60 million, and
  Capital expenditures: approximately $40 million.

Conference Call Information

The Company’s first-quarter earnings conference call will be held on Thursday, April 25, at 11:00 a.m. E.T. To access the call, dial 866-454-4209 (in the U.S.) and 913-981-5596 (international callers). Participants should dial into the conference call approximately 10 minutes before the start time. Online listeners can link to the live webcast at www.nytco.com/investors.

An archive of the webcast will be available beginning two hours after the call at www.nytco.com/investors. The archive will be available for approximately three months. An audio replay will be available at 888-203-1112 (in the U.S.) and 719-457-0820 (international callers) beginning approximately two hours after the call until 5 p.m. E.T. on Friday, April 26. The access code is 8390644.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include national and local conditions, as well as competition, that could influence the levels (rate and volume) of circulation and advertising generated by the Company’s various markets and the development of the Company’s digital businesses. They also include other risks detailed from time to time in the Company’s publicly filed documents, including the Company’s Annual Report on Form 10-K for the year ended December 30, 2012. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The New York Times Company, a leading global, multimedia news and information company with 2012 revenues of $2.0 billion, includes The New York Times, the International Herald Tribune, The Boston Globe, NYTimes.com, BostonGlobe.com, Boston.com and related properties. The Company’s core purpose is to enhance society by creating, collecting and distributing high-quality news and information.

Exhibits:	Condensed Consolidated Statements of Operations
Revenues by Operating Segment
Advertising Revenues by Category
Footnotes
Reconciliation of Non-GAAP Information

THE NEW YORK TIMES COMPANY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars and shares in thousands, except per share data)

	First Quarter
	2013	2012	% Change
Revenues
Circulation	$241,789	$226,994	6.5%
Advertising	191,167	215,234	-11.2%
Other(a)	32,977	33,204	-0.7%
Total revenues	465,933	475,432	-2.0%
Operating costs
Production costs	196,874	203,335	-3.2%
Selling, general and administrative costs	224,389	229,361	-2.2%
Depreciation and amortization(b)	21,800	30,116	-27.6%
Total operating costs	443,063	462,812	-4.3%
Operating profit	22,870	12,620	81.2%
Gain on sale of investment(c)	—	17,848	N/A
Write-down of investments(d)	—	4,900	N/A
Loss from joint ventures	2,940	29	*
Interest expense, net	14,074	15,452	-8.9%
Income from continuing operations before income taxes	5,856	10,087	-41.9%
Income tax expense	2,967	1,401	*
Income from continuing operations	2,889	8,686	-66.7%
Income from discontinued operations, net of income taxes(e)	—	33,391	N/A
Net income	2,889	42,077	-93.1%
Net loss attributable to the noncontrolling interest	249	53	*
Net income attributable to The New York Times Company common stockholders	$3,138	$42,130	-92.6%

Amounts attributable to The New York Times Company common stockholders:
Income from continuing operations	$3,138	$8,739	-64.1%
Income from discontinued operations, net of income taxes	—	33,391	N/A
Net income	$3,138	$42,130	-92.6%

Average number of common shares outstanding:
Basic	148,710	147,867	0.6%
Diluted	155,270	151,468	2.5%

Basic earnings per share attributable to The New York Times Company common stockholders:
Income from continuing operations	$0.02	$0.06	-66.7%
Income from discontinued operations, net of income taxes	—	0.22	N/A
Net income	$0.02	$0.28	-92.9%

Diluted earnings per share attributable to The New York Times Company common stockholders:
Income from continuing operations	$0.02	$0.06	-66.7%
Income from discontinued operations, net of income taxes	—	0.22	N/A
Net income	$0.02	$0.28	-92.9%

* Represents an increase or decrease in excess of 100%.
See footnotes page for additional information.

THE NEW YORK TIMES COMPANY REVENUES BY OPERATING SEGMENT AND ADVERTISING REVENUES BY CATEGORY (Dollars in thousands)

	2013
	First Quarter	% Change vs. 2012
The New York Times Media Group
Circulation	$205,482	8.2%
Advertising	153,538	-11.4%
Other	21,655	4.5%
Total	$380,675	-0.9%

New England Media Group
Circulation	$36,307	-1.9%
Advertising	37,629	-10.1%
Other	11,322	-9.3%
Total	$85,258	-6.7%

Total Company
Circulation	$241,789	6.5%
Advertising	191,167	-11.2%
Other(a)	32,977	-0.7%
Total	$465,933	-2.0%

See footnotes page for additional information.

	2013
	First Quarter	% Change vs. 2012
National	$130,105	-10.5%
Retail	29,162	-15.0%
Classified:
Help-Wanted	5,993	-15.0%
Real Estate	8,451	-15.3%
Automotive	5,240	-9.8%
Other	7,317	-1.9%
Total Classified	27,001	-10.9%
Other	4,899	-6.6%
Total Company	$191,167	-11.2%

THE NEW YORK TIMES COMPANY FOOTNOTES (Dollars in thousands)

(a)	Other revenues consist primarily of revenues from news services/syndication, commercial printing and distribution, digital archives, rental income and direct mail advertising services.

(b)	Includes $6.7 million of accelerated depreciation expense in the first quarter of 2012 for certain assets at the Worcester Telegram & Gazette’s facility in Millbury, Mass., associated with the consolidation of most of its printing into The Boston Globe’s facility in Boston, in the second quarter of 2012.

(c)	In the first quarter of 2012, the Company recorded a $17.8 million gain on the sale of 100 of its units in Fenway Sports Group.

(d)	In the first quarter of 2012, the Company recorded a $4.9 million non-cash charge for a write-down of certain investments.

(e)	On September 24, 2012, the Company completed the sale of the About Group, consisting of About.com, ConsumerSearch.com, CalorieCount.com and related businesses. The results of the About Group have been classified as discontinued operations in 2012.

On January 6, 2012, the Company completed the sale of its Regional Media Group, consisting of 16 regional newspapers, other print publications and related businesses. The results of the Regional Media Group have been classified as discontinued operations in 2012.

The following table summarizes the 2012 results of operations presented as discontinued operations for both the About Group and the Regional Media Group:
	First Quarter
	2012
	About Group	Regional Media Group	Total
Revenues	$23,944	$6,115	$30,059
Total operating costs	16,948	8,017	24,965
Pre-tax income/(loss)	6,996	(1,902)	5,094
Income tax expense/(benefit)	2,675	(736)	1,939
Income/(loss) from discontinued operations, net of income taxes	4,321	(1,166)	3,155
Gain on sale, net of income taxes:
Gain on sale	—	2,309	2,309
Income tax benefit*	—	(27,927)	(27,927)
Gain on sale, net of income taxes	—	30,236	30,236
Income from discontinued operations, net of income taxes	$4,321	$29,070	$33,391
* Tax benefit is primarily due to a tax deduction for goodwill.

THE NEW YORK TIMES COMPANY RECONCILIATION OF NON-GAAP INFORMATION (Dollars in thousands, except per share data)

In this release, the Company has included non-GAAP financial information with respect to diluted earnings per share from continuing operations excluding severance and special items; operating profit before depreciation, amortization, severance and special items (if any); and operating costs before depreciation, amortization, severance and raw materials. The Company has included these non-GAAP financial measures because management reviews them on a regular basis and uses them to evaluate and manage the performance of the Company’s operations. Management believes that, for the reasons outlined below, these non-GAAP financial measures provide useful information to investors as a supplement to reported diluted earnings/(loss) per share from continuing operations, operating profit/(loss) and operating costs. However, these measures should be evaluated only in conjunction with the comparable GAAP financial measures and should not be viewed as alternative or superior measures of GAAP results.

Diluted earnings/(loss) per share from continuing operations excluding severance and special items provide useful information in evaluating the Company’s period-to-period performance because it eliminates items that the Company does not consider to be indicative of earnings from ongoing operating activities. Operating profit/(loss) before depreciation, amortization, severance and special items (if any) is useful in evaluating the Company’s ongoing performance of its businesses as it excludes the significant non-cash impact of depreciation and amortization as well as items not indicative of ongoing operating activities. Total operating costs include depreciation, amortization, severance and raw materials. Total operating costs excluding these items provide investors with helpful supplemental information on the Company’s underlying operating costs that is used by management in its financial and operational decision-making.

Reconciliations of these non-GAAP financial measures from, respectively, diluted earnings per share from continuing operations, operating profit and operating costs, the most directly comparable GAAP items, are set out in the tables below.
Reconciliation of diluted earnings per share from continuing operations excluding severance and special items

	First Quarter
	2013	2012	% Change
Diluted earnings per share from continuing operations	$0.02	$0.06	-66.7%
Add:
Severance	0.02	0.02
Special items:
Accelerated depreciation	—	0.02
Gain on sale of investment	—	(0.07)
Write-down of investments	—	0.02
Diluted earnings per share from continuing operations excluding severance and special items	$0.04	$0.05	-20.0%

Reconciliation of operating profit before depreciation & amortization and severance

	First Quarter
	2013	2012	% Change
Operating profit	$22,870	$12,620	81.2%
Add:
Depreciation & amortization	21,800	30,116
Severance	4,951	5,276
Operating profit before depreciation & amortization and severance	$49,621	$48,012	3.4%

Reconciliation of operating costs before depreciation & amortization, severance and raw materials

	First Quarter
	2013	2012	% Change
Operating costs	$443,063	$462,812	-4.3%
Less:
Depreciation & amortization	21,800	30,116
Severance	4,951	5,276
Operating costs before depreciation & amortization and severance	416,312	427,420	-2.6%
Less:
Raw materials	30,093	33,363
Operating costs before depreciation & amortization, severance and raw materials	$386,219	$394,057	-2.0%

This press release can be downloaded from www.nytco.com

CONTACT:
The New York Times Company
For Media:
Abbe Serphos, 212-556-4425
serphos@nytimes.com
or
For Investors:
Paula Schwartz, 212-556-5224
paula.schwartz@nytimes.com
or
Andrea Passalacqua, 212-556-7354
andrea.passalacqua@nytimes.com